Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2021, with respect to the consolidated balance sheets of Seelos Therapeutics, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the financial statements), incorporated by reference herein.

/s/ KPMG LLP

Short Hills, New Jersey
January 18, 2022